UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

(Amendment No.    )

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☐	Preliminary Proxy Statement	☐	CONFIDENTIAL, FOR USE OF THE COMMISSION ONLY (AS PERMITTED BY RULE 14A-6(E)(2))
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Humana Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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March 18, 2005

Dear Fellow Stockholders:

We would like to invite you to attend the Annual Meeting of Stockholders of Humana Inc. to be held on Tuesday, April 26, 2005, at 10:00 a.m., EDT at the Company’s headquarters, 500 West Main Street, 25th Floor Auditorium, Louisville, Kentucky and to be webcast via the Internet at the Investor Relations section of the Company’s web site at www.humana.com. The attached Proxy Statement contains information about our Company and the election of individuals for our Board of Directors. Please give this information your careful attention.

Enclosed are:

•	The notice of meeting
•	The Proxy Statement
•	Annual Report on Form 10-K
•	A proxy card
•	A postage-paid envelope

We hope you can attend the meeting. However, if you are unable to join us, we urge you to exercise your right as a stockholder and vote. The vote of every stockholder is important.

Stockholders that have access to the Internet have the opportunity to receive this Proxy Statement electronically. If you have not already done so for this year, we encourage you to elect this method of receiving the Proxy Statement next year. Not only will you have access to the document as soon as it is available, but you will be helping the Company control expenses.

This Proxy Statement is being mailed or transmitted on or about March 18, 2005 to the Company’s stockholders of record.

Sincerely,

David A. Jones Chairman of the Board and Significant Stockholder	Michael B. McCallister Director, President, Chief Executive Officer and Significant Stockholder

Humana Inc.

March 18, 2005

Notice of Annual Meeting of Stockholders

Tuesday, April 26, 2005

10:00 a.m., EDT

Humana Building

25th Floor Auditorium

500 West Main Street

Louisville, Kentucky 40202

AGENDA

1.	Elect seven (7) directors; and

2.	Transact any other business properly brought before the meeting.

Stockholders of record at the close of business on March 7, 2005 will be entitled to vote.

Your vote is important so that as many shares as possible will be represented. Please vote by one of the following methods:

•	BY INTERNET

•	BY TELEPHONE

•	BY RETURNING THE ENCLOSED PROXY CARD

(see instructions on proxy card).

By Order of the Board of Directors,

Joan O. Lenahan

Corporate Secretary

FREQUENTLY ASKED QUESTIONS

Q:	When will this proxy statement be sent to stockholders?

A:	This proxy statement is being sent on or about March 18, 2005 to stockholders of record. It will also be available on the Company’s web site www.humana.com as of that date.

Q:	When and where is the annual meeting?

A:	The Annual Meeting will be held on Tuesday, April 26, 2005 at 10:00 a.m. EDT at 500 W. Main Street, Louisville, Kentucky 40202 at The Humana Building, 25th Floor Auditorium.

Q:	What am I voting on?

A:	You are being asked to elect seven (7) individuals to serve on the Board of Directors of the Company.

The Board of Directors (“Board”) is not aware of any other matters to be presented for action at the Annual Meeting. However, if other matters are presented for a vote, the proxies will be voted for these matters in accordance with the judgment of the persons acting under the proxies.

Q:	How does the Board recommend I vote?

A:	The Board recommends that you vote FOR each of the nominees.

All Shares of Company common stock that are represented at the Annual Meeting by properly executed proxies received before or at the Annual Meeting and not revoked will be voted at the Annual Meeting in accordance with the instructions indicated in the proxies. If no instructions are indicated, the executed proxies will be voted FOR approval of the election of the Board of Directors.

Q:	Who is entitled to vote?

A:	Anyone who owns Humana Inc. common stock (“Shares”) as of the close of business on March 7, 2005 (the “Record Date”) is entitled to vote at the Annual Meeting or any adjournment or postponement of the Annual Meeting.

Q:	What is a “quorum”?

A:	A “quorum” is a majority of the outstanding Shares. Shares may be voted at the Annual Meeting or represented by a signed proxy card. There must be a quorum for the Annual Meeting to be held.

Abstentions and broker “non-votes” are counted as present and entitled to vote for purposes of determining whether a quorum exists. A broker “non-vote” occurs when a nominee holding Shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power with respect to that item and has not received voting instructions from the beneficial owner.

The Company believes that pursuant to current New York Stock Exchange regulations, brokers will have discretionary voting power over director elections, and therefore, there should be no broker non-votes.

Q:	How many Shares are eligible to vote?

A:	As of the Record Date, March 7, 2005, 161,591,504 Shares of Company common stock were outstanding and entitled to vote. Every stockholder is entitled to one vote for each Share held.

Q:	What if my Shares are not registered in my name?

A:	If you own your Shares in “street name,” meaning that your broker is actually the record owner, you should receive proxy materials from your broker. When you own your Shares in street name, you are deemed a beneficial owner or holder for voting purposes.

Q:	How do I vote?

A:	There are four ways that you can vote your Shares. PLEASE CHOOSE ONLY ONE OF THE FOLLOWING:

1.)	By Internet. The web site for voting is at http: //www.ProxyVote.com.

In order to vote on the Internet, you need the control number on your proxy card. Each stockholder has a unique control number so we can ensure all voting instructions are genuine and prevent duplicate voting. The Internet voting system is available 24 hours a day, seven days a week, until 11:59 p.m. on Monday, April 25, 2005.

Once you are logged on the Internet voting system, you can record and confirm (or change) your voting instructions. If you use the Internet voting system, you do not need to return your proxy card.

2.)	By telephone. If you are in the United States or Canada, you may use one of two toll-free numbers. Registered Holders should call 1-800-690-6903 and Beneficial Holders should call 1-800-454-8683. Some banks and brokers may have a different number listed on the vote instruction form. If so, please use the number listed on the form. The telephone voting system is available 24 hours a day, seven days a week, until 11:59 p.m. on Monday, April 25, 2005.

In order to vote by telephone, you need the control number on your proxy card. Each stockholder has a unique control number so we can ensure all voting instructions are genuine and prevent duplicate voting.

Once you are logged on the telephone voting system, a series of prompts will tell you how to record and confirm (or change) your voting instructions. If you use the telephone voting system, you do not need to return your proxy card.

3.)	By mail. Mark your voting instructions, sign and date the proxy card and then return it in the postage-paid envelope provided. If you mail your proxy card, we must receive it before 10:00 a.m. EDT on Tuesday, April 26, 2005, the day of the Annual Meeting.

If you are returning your proxy card to ADP, they must receive it before 10:00 a.m. EDT on Monday, April 25, 2005, the day before the Annual Meeting.

If we receive your signed proxy card, but you do not give voting instructions, our representatives will vote your shares FOR approval of the election of all members of the Board of Directors. If any other matters arise during the Annual Meeting that require a vote, the representatives will exercise their discretion.

4.)	In person. Attend the Annual Meeting. However, you can vote by methods 1, 2 or 3 above and still attend the Annual Meeting.

Q:	How do I vote the shares held in the Humana Common Stock Fund of the Humana Retirement and Savings Plan (“HRSP”)?

A:	If you have invested in the Humana Common Stock Fund of the HRSP, you may vote. Under the HRSP your voting rights are based on your interest — the amount of money you have invested — in the Humana Common Stock Fund.

You may exercise these voting rights in almost the same way that stockholders may vote their Shares, but you have an earlier deadline, and you provide your voting instructions to the HRSP Trustee. The Trustee will aggregate the votes of all participants and provide voting information to the Company. If your voting instructions are received by 11:59 p.m. Eastern Time on Friday, April 22, 2005, the trustee will submit a proxy that reflects your instructions. If you do not give voting instructions (or give them late), the trustee will vote your interest in the Humana Common Stock Fund in the same proportion as the Shares actually voted.

You provide your instructions to the plan trustee by using the Internet, telephone or mail methods described above. You cannot vote in person at the Annual Meeting.

Your voting instructions will be kept confidential under the terms of the HRSP.

Q:	How many votes are required to elect each director?

A:	Nominees receiving the greatest number of votes duly cast (called a “plurality”) will be elected.

Abstentions will be counted for purposes of determining whether a quorum is present at the Annual Meeting, but will not be counted for purposes of calculating a plurality. Therefore, abstentions will have no impact as to the election of directors.

Q:	Who will count the votes?

A:	Automatic Data Processing Investor Communication Services (“ADP”) will tabulate the votes cast by proxy. In addition, the Company’s Inspectors of Election will tabulate the votes cast at the Annual Meeting together with the votes cast by proxy.

Q:	How do I revoke my proxy?

A:	You have the right to revoke your proxy at any time before the meeting.

Your method of doing so will depend upon how you originally voted:

By Internet — simply log in and resubmit your vote — ADP only will count the last instructions;

By Telephone — simply sign in and resubmit your vote — ADP only will count the last instructions;

By Mail — you must give written notice of revocation to the Automatic Data Processing, Investor Communication Services, 51 Mercedes Way, Edgewood, NY 11717 or by fax at 515- 254-7733, submit another properly signed proxy with a more recent date, or vote in person at the meeting. For written and fax notices, you must include the control number that is printed on the upper portion of the proxy card.

Q:	What if I received more than one set of materials?

A:	A Securities and Exchange Commission (“SEC”) rule allows us to send a single set of our annual report and proxy statement to any household at which two or more stockholders reside if we believe the stockholders are members of the same family. This rule benefits both you and Humana. It reduces the volume of duplicate information received at your household and helps to reduce Humana’s expenses. The rule applies to Humana’s annual reports, proxy statements or information statements. Each stockholder will continue to receive a separate proxy card or voting instruction card.

If your household received a single set of disclosure documents for this year, but you would prefer to receive your own copy; or if you share an address with another Humana stockholder and together both of you would like to receive only a single set of Humana’s annual disclosure documents for future mailings, follow these instructions:

Please contact ADP and inform them of your request by calling them at 888-603-5847 or writing them at Householding Department, 51 Mercedes Way, Edgewood, NY 11717. Be sure to identify Humana and include your name, address, the name of your brokerage firm (if applicable) and your account number.

Q:	When are the stockholder proposals for the 2006 Annual Meeting due?

A:	Stockholder proposals for inclusion in the proxy materials relating to the annual meeting of stockholders to be held in April 2006, other than stockholder nominees for director, which is discussed herein under the caption “Consideration of Director Nominees,” must be submitted to the Corporate Secretary in writing no later than November 18, 2005. Proposals should be submitted to Joan O. Lenahan, Corporate Secretary, Humana Inc., 500 W. Main Street, Louisville, KY 40202.

Q:	How much did this proxy solicitation cost?

A:	D. F. King & Co., Inc. has been hired to assist in the distribution of proxy materials and solicitation of votes for $10,000 plus expenses.

The Company also has engaged ADP to assist in the distribution of proxy materials and the accumulation of votes through the Internet, telephone and coordination of mail votes for approximately $30,000 plus expenses.

The Company will reimburse stockbrokers, other custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses for forwarding proxy and solicitation material to our stockholders.

Q:	How can I obtain additional information about the Company?

A:	Included with this mailing is a copy of our Annual Report on Form 10-K for the year ended December 31, 2004. The Company’s Annual Report on Form 10-K and all other filings with the Securities and Exchange Commission also may be accessed via the Investor Relations section on the Company’s web site at www.humana.com. We encourage you to visit our web site.

Q:	Where can I find voting results for this Annual Meeting?

A:	The voting results will be published in the Company’s Form 10-Q for the period ending March 31, 2005 which will be filed with the Securities and Exchange Commission on or before May 10, 2005. The voting results also will be published on the Company’s web site at www.humana.com within five business days of our Annual Meeting.

CORPORATE GOVERNANCE

Humana Inc. (also referred to as Humana or the Company) is committed to sound corporate governance principles and operates within a comprehensive plan of corporate governance for the purpose of defining responsibilities, setting high standards of professional and personal conduct, and assuring compliance with such responsibilities and standards. Sound corporate governance is essential to running the Company’s business effectively and to maintaining the Company’s reputation of integrity in the marketplace. The Company’s Corporate Governance Guidelines (“Guidelines”) were adopted by the Board of Directors and are intended to comply with the requirements of Section 303A.09 of the New York Stock Exchange (“NYSE”) Listed Company Manual. The Guidelines may be viewed on our web site at www.humana.com. A copy also may be obtained upon request from the Company’s Corporate Secretary.

Independent Directors

•	The Corporate Governance Guidelines adopted by the Board in February 2004, contain guidelines to assist the Board in its determination of director independence. To qualify as independent under these guidelines, a Director must meet the independence standards set out by the Securities and Exchange Commission, the New York Stock Exchange, and any other applicable regulatory body, and the Board of Directors must affirmatively determine that a director has no material relationship with the Company, other than as a director.

•	Pursuant to the Guidelines, the Board undertook an annual review of director independence. During this review, the Board considered transactions and relationships between each Director or any member of his or her immediate family and the Company and its subsidiaries and affiliates, including those reported under “Certain Transactions with Management and Others” herein. The Board also examined transactions and relationships between Directors or their affiliates and members of the Company’s senior management or their affiliates. As provided in the Guidelines, the purpose of this review was to determine whether any such relationships or transactions were inconsistent with a determination that the Director is independent.

•	As a result of this review, the Board affirmatively determined that six of the seven Directors nominated for election at the Annual Meeting—namely, David A. Jones, Jr., Frank A. D’Amelio, W. Roy Dunbar, John R. Hall, Kurt J. Hilzinger, and W. Ann Reynolds, Ph. D. — are independent of the Company and its management under the standards set forth in the Corporate Governance Guidelines. The exception is Michael B. McCallister, who is considered an inside Director because of his employment as President and Chief Executive Officer of the Company.

Committee Composition

•	The Board of Directors has the following committees: Audit, Executive, Investment, Medical Affairs, Nominating & Corporate Governance, and Organization & Compensation. Only directors meeting Securities and Exchange Commission and NYSE director independence standards may serve on the Audit Committee, the Nominating & Corporate Governance Committee and the Organization & Compensation Committee. Additional information regarding the Audit Committee and the Organization & Compensation Committee is included in this Proxy Statement under the caption “Audit Committee Report” and “Organization & Compensation Committee Report.”

•	The number of meetings held in 2004 and membership as of the Record Date were as follows:

Committee Membership and Meetings Held During 2004
	Audit	Executive	Investment	Medical Affairs	Nominating & Corporate Governance	Organization & Compensation
Number of Meetings in 2004	6	2	2	3	3	3
NAME
David A. Jones(1)		C
David A. Jones, Jr.		M	C	M
Frank A. D’Amelio	M		M
Michael E. Gellert(2)	C	M			M	M
John R. Hall					C	M
Kurt J. Hilzinger	M					C
Michael B. McCallister		M		M
W. Ann Reynolds, Ph.D.			M	C	M

C     = Chair

M    = Member

(1)  David A. Jones is retiring effective April 26, 2005.

(2)  Michael E. Gellert is retiring effective April 26, 2005.

Audit Committee

•	Operates pursuant to a charter, which may be viewed on our web site at www.humana.com. The Company will provide a printed copy of the Audit Committee charter without charge to any stockholder who makes a written request to Joan O. Lenahan, Corporate Secretary, Humana Inc., 500 W. Main St., Louisville, KY 40202.
•	Assists the Board of Directors with the oversight of the integrity of the Company’s financial statements and disclosure and internal controls, the Company’s compliance with legal and regulatory requirements, the independent auditor’s qualifications and independence, and the performance of the Company’s internal audit function and the independent auditor.
•	Bears responsibility for the appointment, compensation, retention, and oversight of the work of the independent public accounting firm engaged to prepare the audit report or perform other audit, review, or attest services.
•	Reviews with the independent auditors, the Company’s Internal Audit Department, and financial and accounting personnel, the effectiveness of the accounting and financial controls of the Company, and makes recommendations for the improvement of such internal control procedures.
•	Reviews the internal audit function of the Company including the independence and authority of its reporting obligations, the proposed audit plans for the coming year, and the coordination of such plans with the independent auditors.
•	Reviews the financial statements and other information contained in the annual report and other reports to stockholders with management and the independent auditors to determine that the external auditors are satisfied with the disclosure and content of the financial statements to be presented to the stockholders, and reviews any changes in accounting principles.
•	Confers independently with the internal auditors, key members of management, and the independent auditors.
•	Determines the appropriateness of and approves the fees for audit and permissible non-audit services performed by the independent auditors.
•	Annually evaluates the Committee’s performance.

•	The Board of Directors has determined that, with respect to Messrs. D’Amelio, Gellert and Hilzinger (who together comprise all the members of the Audit Committee at March 7, 2005), each is independent and each meets the Securities and Exchange Commission criteria for an “audit committee financial expert.”
•	The Report of the Audit Committee is set forth herein.
•	PricewaterhouseCoopers LLP, the Company’s independent auditor, is engaged by and reports directly to the Audit Committee.
•	The Board adopted the Humana Inc. Pre-Approval of Independent Auditors for Audit and Non-Audit Services Policy.
•	No member of the Board’s Audit Committee serves on the audit committees of more than three publicly traded companies.

Organization & Compensation Committee

•	Operates pursuant to a charter, which may be viewed on our web site at www.humana.com. The Company will provide a printed copy of the Organization & Compensation Committee charter without charge to any stockholder who makes a written request to Joan O. Lenahan, Corporate Secretary, Humana Inc., 500 W. Main St., Louisville, KY 40202.
•	Reviews and approves the Company’s goals and objectives relevant to the compensation of the Chief Executive Officer (“CEO”), evaluates the CEO’s performance in light of those goals and objectives, and, either as a committee or together with the other independent directors, determines and approves the CEO’s compensation level based on this evaluation.
•	Makes recommendations to the Board with respect to the CEO’s base compensation, incentive-compensation plans, equity-based plans, and approves programs for direct reports to the CEO who are executive officers.
•	Makes regular reports to the Board and proposes any necessary action to the Board.
•	Annually evaluates the Committee’s performance.
•	The Report of the Organization & Compensation Committee is set forth herein.

Executive Committee

•	Exercises all the powers of the Board of Directors, except as otherwise provided by Delaware law and the Company’s Bylaws during intervals between meetings of the Board.

Investment Committee

•	Establishes investment objectives and policies for the various investment portfolios of the Company and investment options available under various employee benefit plans.
•	Reviews investment results.

Medical Affairs Committee

•	Reviews medical matters which impact the provision of health care coverage.
•	Oversees the development and evaluates the effectiveness of products and clinical programs.
•	Supports the development of innovative business designs.

Nominating & Corporate Governance Committee

•	Operates pursuant to a charter, which may be viewed on our web site at www.humana.com. The Company will provide a printed copy of the Nominating & Corporate Governance Committee charter without charge to any stockholder who makes a written request to Joan O. Lenahan, Corporate Secretary, Humana Inc., 500 W. Main St., Louisville, KY 40202.

•	Recommends to the full Board criteria for the selection and qualification of the members of the Board.
•	Evaluates and recommends for nomination by the Board candidates to be proposed for election by the stockholders at each annual meeting.
•	Seeks out and assists in the attraction of highly qualified candidates to serve on the Board.
•	Recommends for Board approval candidates to fill vacancies on the Board which occur between annual meetings.
•	Develops and recommends to the Board for approval, and periodically reviews, the Company’s Corporate Governance Guidelines.
•	Studies and reviews with management the overall effectiveness of the organization of the Board and the conduct of its business, and makes appropriate recommendations to the Board.
•	Reviews the overall relationship of the Board and management.

Consideration of Director Nominees

Stockholder Nominees

•	The policy of the Nominating & Corporate Governance Committee is to consider properly submitted stockholder nominations for candidates for membership on the Board as described below under “Identifying and Evaluating Nominees for Directors.” In the course of evaluating nominations for Board membership, the Nominating & Corporate Governance Committee will look for individuals who have displayed high ethical standards, integrity, and sound business judgment, taking into account the current make-up of the Board and the specific needs of the Company and the Board. Stockholder nominations for election to the Board of Directors is an area governed by specific provisions in the Company’s Bylaws, a copy of which is available on the Company’s web site at www.humana.com. The Bylaws require that a stockholder provide written notice of intent to nominate a candidate for director no less than 60 days or more than 90 days prior to the scheduled date of the annual meeting of stockholders. Any stockholder nominations proposed for consideration by the Nominating & Corporate Governance Committee should include the nominee’s name and qualifications for Board membership and should be sent to:

Corporate Secretary

Humana Inc.

500 West Main Street, 27th Floor

Louisville, Kentucky 40202

Director Qualifications

•	The Company’s Corporate Governance Guidelines contain Board membership criteria that apply to Nominating & Corporate Governance Committee recommended nominees for a position on the Company’s Board. The Board will have a majority of directors who meet the criteria for independence established by the New York Stock Exchange and the Securities and Exchange Commission. The Organization & Compensation Committee members also must meet the independence criteria of the Internal Revenue Code. The Nominating & Corporate Governance Committee will review with the Board the requisite skills and characteristics for new Board members. This assessment will include members’ qualification as independent as well as consideration of background, board skill needs, diversity, and business experience.

Identifying and Evaluating Nominees for Directors

•	The Board is responsible for selecting its own members, and delegates the screening process for new directors to the Nominating & Corporate Governance Committee, with counsel from the Chairman of the Board, the Chief Executive Officer and outside consultants as appropriate. The Committee utilizes a number of methods for identifying and evaluating nominees for Board membership. The Committee regularly assesses the appropriate size of the Board, and whether any vacancies are anticipated due to retirement or otherwise. In the event of a vacancy, the Committee considers various potential candidates for director, which may come to the attention of the Committee through current Board members, professional search firms, stockholders or other persons. In connection with the selection and nomination process, the Nominating & Corporate Governance Committee shall review the desired experience, mix of skills and other qualities to assure appropriate Board composition, taking into account the current Board members and the specific needs of the Company and the Board. The Board will look for individuals who have displayed high ethical standards, integrity, and sound business judgment. This process is designed to ensure that the Board includes members with diverse backgrounds, skills and experience, including appropriate financial and other expertise relevant to the business of the Company.

•	From time to time the Company engages a third party search firm to assist the Board of Directors and the Nominating & Corporate Governance Committee in identifying and recruiting candidates for Board membership.

Director Attendance

•	The Board has developed a number of specific expectations of directors to define their responsibilities and to promote the efficient conduct of the Board’s business. With respect to the level of commitment expected of directors and related attendance protocols, as part of the Corporate Governance Guidelines the Board adopted a policy that all directors should make every effort to attend meetings of the Board and the Committees of which they are members, as well as the Company’s Annual Meeting of Stockholders. Attendance by telephone or video conference may be used to facilitate a Director’s attendance.

•	During 2004, the Board of Directors met eight times. All directors attended at least 75% of the scheduled Board of Directors’ meetings and meetings held by Committees of which they were members. All director nominees who were directors in April, 2004, attended the Annual Meeting of Stockholders held April 22, 2004. We expect that all nominees will attend the April 26, 2005 meeting.

Executive Sessions of Non-Management Directors

•	During 2004, the Company’s non-management directors held regularly scheduled, formal “executive” meetings, separate from management. Additional executive sessions of the Board are held as necessary or appropriate or upon the request of the Nominating & Corporate Governance Committee or any two other non-management directors. At least once annually, to the extent the group of non-management directors includes directors who are not independent within the meaning of the Company’s director independence guidelines, only independent directors meet in executive session. Executive sessions are led by the Presiding Director, who is an independent Director. The Presiding Director at such meetings shall be either the Chairman of the Board if he or she so qualifies, or the various qualifying committee chairs on a rotating basis. If the designated Director is unavailable to serve as the Presiding Director, the remaining qualifying Directors may designate one of themselves to serve as Presiding Director for that meeting.

Code of Ethics and Code of Business Conduct

•	The Company has adopted a Code of Ethics for the Chief Executive Officer and Senior Financial Officers, violations of which should be reported to the Audit Committee. The code may be viewed on our web site at www.humana.com. Any amendment to or waiver of the application of the Code of Ethics for the Chief Executive Officer and Senior Financial Officers will be promptly disclosed on the Company’s web site at www.humana.com. The Company will provide the Humana Inc. Code of Ethics for the Chief Executive Officer and Senior Financial Officers in print without charge to any stockholder who makes written request to: Joan O. Lenahan, Corporate Secretary, Humana Inc., 500 West Main Street, Louisville, Kentucky 40202.

•	Since 1995 the Company has operated under an omnibus Code of Ethics and Business Conduct, known as the Humana Inc. Principles of Business Ethics, which includes provisions ranging from restrictions on gifts to conflicts of interest and applies to employees, officers and directors. The Ethics Office is responsible for the architecture, implementation, and enforcement of the Company’s culture of ethics. The Ethics Office has created an Ethics Plan, the goal of which is to create a workplace climate in which ethics is so integral to day-to-day operations that ethical behavior is virtually self-enforcing. All employees are required to annually affirm in writing their acceptance of the code. The Humana Inc. Principles of Business Ethics may be viewed on our web site at www.humana.com. Any waiver of the application of the Humana Inc. Principles of Business Ethics for directors or executive officers must be made by the Board of Directors, and will be disclosed promptly on our web site at www.humana.com. The Company will provide the Humana Inc. Principles of Business Ethics in print without charge to any stockholder who makes written request to: Joan O. Lenahan, Corporate Secretary, Humana Inc., 500 West Main Street, Louisville, Kentucky 40202.

Communication with Directors

•	Stockholders and other interested parties may communicate directly with the Company’s Chairman, Presiding Director or any other individual director by writing to the special email address published on the Company’s web site at www.humana.com. All directors have access to this email address. The Company uses the staff of its Corporate Secretary to review correspondence received in this manner, and to filter advertisements, solicitations, spam, and other such items. Concerns related to accounting, internal controls or auditing matters are brought immediately to the attention of the Company’s General Counsel and are handled in accordance with procedures established by the Audit Committee with respect to such matters.

Organization & Compensation Committee Interlocks and Insider Participation

•	All members of the Organization & Compensation Committee are non-employee directors, and no member has any direct or indirect material interest in or a relationship with the Company other than stockholdings as discussed herein and as related to his position as director. During 2004, no member of the Organization & Compensation Committee had a relationship that would constitute an interlocking relationship with executive officers or directors of another entity.

ELECTION OF DIRECTORS

The Board of Directors of the Company, in accordance with the provisions of the Company’s Articles of Incorporation and Bylaws, has determined that the number of directors to be elected at the Annual Meeting of the Company shall be seven (7). The directors are elected to hold office until the Annual Meeting of Stockholders in 2006 and until a successor is elected and qualified.

If any nominee becomes unable to serve for any reason (which is not anticipated), the Shares of common stock represented by the enclosed proxy may be voted for the substituted nominee as may be designated by the Board of Directors.

The following table shows certain information concerning the nominees at March 7, 2005.

Name	Age	Position	First Elected Director
David A. Jones, Jr.	47	Vice Chairman of the Board	05/93
Frank A. D’Amelio	47	Director	09/03
W. Roy Dunbar	43	Director Nominee	N/A
John R. Hall	72	Director	05/92
Kurt J. Hilzinger	44	Director	07/03
Michael B. McCallister	52	Director, President & Chief Executive Officer	02/00
W. Ann Reynolds, Ph.D.	67	Director	01/91

David A. Jones, Jr. was elected Vice Chairman of the Board of the Company in September 1996. He is Chairman and Managing Director of Chrysalis Ventures, LLC, in Louisville, Kentucky, and is the son of David A. Jones, Chairman of the Board, who will be retiring effective April 26, 2005.

Frank A. D’Amelio was elected to the Board in September 2003. He is Executive Vice President-Administration and Chief Financial Officer of Lucent Technologies Inc., having held that position since May 2001. Prior to May 2001, Mr. D’Amelio was Group President of Lucent’s Switching Solutions Group from 1998. He also serves on the Board of Trustees of the Lucent Foundation and the Board of Trustees of Lucent Venture Partners. Mr. D’Amelio is Chairman of the Lucent Benefit and Investment Committee and is a member of the JPMorgan/Chase National Advisory Council.

W. Roy Dunbar is being nominated to the Board at this Annual Meeting. He is President of Global Technology and Operations of MasterCard International, having held that position since September 2004. Mr. Dunbar had been president, intercontinental operations of Eli Lilly and Company, responsible for its Asia, Africa/Middle East, Latin America and the Confederation of Independent States operations from January 2004 to September 2004, and was a member of Eli Lilly’s senior management forum. He had served as vice president of information technology and chief information officer of Eli Lilly since 1999. Mr. Dunbar joined Eli Lilly in 1990. He also serves on the Board of Directors of Electronic Data Systems Corporation. Mr. Dunbar was recommended to the Humana Board by a third party search firm.

John R. Hall is the retired Chairman of the Board and Chief Executive Officer of Ashland Inc., positions he held from 1981 until his retirement in 1997. He is also a member of the American Petroleum Institute Executive Committee, a member of the Transylvania University Board of Trustees and past President of Vanderbilt University Board of Trustees and remains a trustee. Mr. Hall retired as a director of Arch Coal, Inc. in April 1999 and was a director of Bank One Corporation until its merger with JP Morgan Chase in May 2004. He was named non-executive chairman of Bank One Corporation in December 1999, a position he held for three months. He is also a director of GrafTech International and USEC, Inc.

Kurt J. Hilzinger was elected to the Board in July 2003. He was elected a director of AmerisourceBergen Corporation in March 2004 and has held the position of President and Chief Operating Officer of AmerisourceBergen Corporation since October 2002. Mr. Hilzinger was Executive Vice President and Chief Operating Officer of AmerisourceBergen Corporation from August 2001 to October 2002, President and Chief Operating Officer of AmeriSource Health Corporation from December 2000 to August 2001, Senior Vice President and Chief Operating Officer of AmeriSource Health Corporation from January 1999 to December 2000, and Senior Vice President and Chief Financial Officer of AmeriSource Health Corporation from 1997 to January 1999.

Michael B. McCallister was elected President, Chief Executive Officer and a member of the Board of Directors of the Company in February 2000. Prior to that, Mr. McCallister served as Senior Vice President — Health System Management from January 1998 to February 2000 and as Division I President from July 1996 to January 1998. Mr. McCallister joined the Company in June 1974.

W. Ann Reynolds, Ph.D. is currently a member of the Board of the Champaign-Urbana News Gazette in Illinois and a member of the Boards of the Lincoln Center Institute and the Drew Foundation in New York. Dr. Reynolds was the Director of the Center for Community Outreach and Development and Professor of Biology at The University of Alabama at Birmingham through December 2003. Prior to that, she was President of the University of Alabama at Birmingham (1997 — 2002), former Chancellor of the City University of New York, in New York, New York (1990 — 1997) and Chancellor of the California State University system (1982 — 1990). She is currently a director of Abbott Laboratories, Invitrogen Corporation, Maytag Corporation, and Owens Corning.

The information given in this Proxy Statement concerning the nominees is based upon statements made or confirmed to the Company by or on behalf of the nominees.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE STOCKHOLDERS VOTE FOR ALL NOMINEES.

DIRECTOR COMPENSATION

In August 2004 the Board restructured its compensation effective January 1, 2005. The following table shows compensation for directors who are not employees for 2004 and 2005:

Compensation

Year	2004	2005
Annual Cash Retainer, except for Chairman	$20,000	$75,000
Chairman of the Board Annual Cash Retainer	$225,000	$225,000
Attendance Fee per meeting (1)	$2,500	N/A
Special Board Meeting Attendance Fee (1)	$2,000	N/A
Committee Chairman per year	See Detail Below:	See Detail Below:
1. Audit Committee Chair 2. Compensation Committee Chair 3. All other Committee Chairs	$5,000 $5,000 $4,000	$9,000 $9,000 $6,000
Committee Member per meeting	$1,500	N/A
Executive Committee Member per year	$7,000	$7,200
Common Stock Shares per year (1st Business Day of January)	$30,000 in stock (1)(variable # of shares) + 2,500 shares	$100,000 in stock (variable # of shares) Vests Immediately —to be held throughout Board Tenure
Stock Options	2,500	N/A
Charitable Contributions Matching Annual	up to $20,000	up to $20,000
Group Life and Accidental Death Insurance — Each (2)	$175,000	$175,000
Group Life and Accidental Death Insurance — Chairman only — Each (3)	$450,000	$450,000
Business Travel Accident Insurance (same for all including Chairman)	$250,000	$250,000
Stock Options (vest in one year) Granted Initial Date of Election	15,000	N/A
Restricted Stock (vests immediately, to be held throughout Board tenure) Granted Initial Date of Election	N/A	7,500 Shares
(1) Chairman does not participate in these elements due to the amount of his annual retainer.
(2) Each director has $175,000 basic life and an additional $175,000 if death is accidental.
(3) The Chairman has $450,000 basic life and an additional $450,000 if death is accidental.

On January 2, 2004, each director (except Mr. Jones, Chairman) received a stock award of 1,302 Shares valued at approximately $30,000, on which day the fair market value of Humana stock was $23.05 together with an award of 2,500 Shares for a total of 3,802 Shares. Mr. Jones, as Chairman, did receive the 2,500 Share award, but not the $30,000 stock award due to his retainer provisions as Chairman described herein. The 2,500 director options were granted on January 2, 2004 with an exercise price of $23.05, the fair market value on that date, and vested on the first anniversary of grant date.

We pay for or reimburse our directors’ travel, lodging and other reasonable out-of-pocket expenses in connection with attendance at board, committee and stockholder meetings, and for other reasonable expenses related to board service such as director education. In addition, the Company paid certain local taxes that averaged approximately $1,968, and life and accidental death insurance premiums that averaged approximately $1,737 per outside director, excluding Mr. Jones’ amount which is described below. Directors may elect to participate in the medical and dental benefit programs offered to all employees of the Company at a comparable rate as paid by employees.

In 2004, as the Company’s Chairman of the Board of Directors, Mr. Jones received a $225,000 annual cash retainer in lieu of attendance fees and the annual board retainer fee outlined above. Mr. Jones received the annual stock option grant of 2,500 Shares described above, and received fees as an Executive Committee member totaling $7,000. In addition to Board of Directors’ responsibilities, Mr. Jones’ compensation reflected his continuing consultation on major initiatives of the Company and on corporate strategy and policy, and his external activities, including preserving and enhancing the image of the Company within the health benefits industry. Mr. Jones was provided office space, with an annual value of approximately $40,600 as well as administrative and secretarial support, at a cost for 2004 of approximately $217,684. In addition, during 2004, the Company provided Mr. Jones with the use of a Company airplane, life and accidental death insurance, parking, occupational tax, and membership to the Company’s fitness club at an aggregate cost for these benefits of approximately $38,000. Pursuant to his retirement as Chief Executive Officer in December 1997, Mr. Jones has elected to receive a joint and survivor annuity payment with a minimum of twenty years of payments under the Officers’ Target Retirement Plan (“OTRP”). Under the OTRP, Mr. Jones received approximately $56,800 per month in 2004. In December 1999, the Board believed it was in the best interest to set out the terms and conditions as described above in a written agreement. This agreement formalized the terms of Mr. Jones’ compensation as described herein until he no longer serves as Chairman of the Board or until December 31, 2004, whichever was longer. The Company has formally announced his intention to retire as of the 2005 Annual Meeting of Stockholders, and is not a candidate for election to the Board of Directors. Accordingly, the written agreement which sets forth the terms of his compensation as Chairman of the Board of Directors will terminate on April 26, 2005.

In connection with his position as Vice Chairman of the Board, David A. Jones, Jr. was reimbursed $30,000 for office expenses incurred in 2004, and the Company paid $20,000 for his membership to the Business Higher Education Forum.

Under the 2004 Director Compensation Program, the Company granted options to purchase 15,000 Shares of the common stock at 100% of fair market value to each non-employee Director upon his or her initial election to the Board of Directors. In addition, options to purchase 2,500 Shares of the common stock were granted, and 2,500 Shares of common stock were awarded, on the first business day of each January at 100% of fair market value to each non-employee Director. Under the 2005 Director Compensation Program, the $100,000 annual award and the 7,500 Shares awarded upon initial date of election to the Board of Directors will be issued pursuant to the 2003 Stock Incentive Plan. If elected, Mr. Dunbar will receive an award of 7,500 Shares.

Under the Humana Inc. Deferred Compensation Plan for Non-Employee Directors, non-employee directors may make an irrevocable election each year to defer compensation paid to them by the Company in the form of cash or stock for services rendered as a Board member. The director may elect to have cash fees credited to a guaranteed interest account at a rate equal to the average ten-year U.S. Treasury Note rate for the previous calendar quarter and the stock fees to a stock equivalent account. Payments under the Plan generally commence on the date of termination of the director’s service as a member of the Board or a date specified by the director. The Company pays all costs and expenses incurred in the administration of the Plan. Two director nominees participate in this Plan.

Retirement Benefits

Non-employee directors elected subsequent to 1997 do not receive any retirement benefits. Certain of the current directors have retirement benefits that are grandfathered under the Company’s Retirement Policy (the “Policy”). The Policy provides that a director who is not an employee must retire at the annual meeting following his or her seventy-third birthday. The retiring director is entitled to elect to receive either: (1) an annual retirement benefit for the life of the director in the amount of $38,000, the annual retainer fee in effect for 1997; or (2) in lieu thereof, an actuarially equivalent joint and survivor annuity payment. In addition, each retiring director also receives an annual matching charitable contribution benefit of 50% of the annual retirement benefit. Benefits are prorated for any retiring director who has not served at least ten years on the Board of Directors. For fiscal year 2004, the Company paid benefits under the Policy to three former directors. Mr. Gellert will participate in this program upon his retirement to be effective April 26, 2005.

David A. Jones’ Retirement Benefits

Mr. Jones, a co-founder of the Company in 1961 and Chairman of the Board of Directors since the Company went public in 1968, will retire from the Board after this year’s Annual Meeting. In recognition of his many years of dedicated service to the Board of Directors, the disinterested members of the Board approved the following retirement benefits for Mr. Jones: (1) he will be paid a lump sum of two hundred thousand dollars ($200,000) at the date of his retirement; (2) he can elect to remain in his current office facilities for up to eighteen months at no expense to him; and (3) the Company shall provide (i) standard severance benefits to his three staff members and (ii) medical benefits continuation to them and their current dependents, at their expense, based on a group rate. Each person shall be eligible for such benefit until they reach the age of 65 or until obtaining employment elsewhere which would provide similar benefits, whichever occurs first.

STOCK OWNERSHIP INFORMATION

SECTION 16(a)

BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 (“Exchange Act”) requires the Company’s directors and executive officers, and persons who beneficially own more than ten percent of a registered class of the Company’s equity securities, to file with the Securities and Exchange Commission (“Commission”) and the New York Stock Exchange, reports of ownership and reports of changes in ownership of common stock and other equity securities of the Company. These reports generally are due within two business days of the transaction. Executive officers, directors, and greater than ten percent stockholders are required to furnish the Company with copies of all the forms they file.

During the year ended December 31, 2004, based upon the Company’s knowledge of stock transfers, a review of copies of these reports, and written representations by persons subject to Section 16(a) as furnished to the Company, all executive officers, directors, and greater than ten percent beneficial owners of the Company’s common stock complied with Section 16(a) filing requirements applicable to the Company.

The Company has a program to oversee the compliance of its executive officers and directors in their reporting obligations. The Company files its reports of ownership with the Commission electronically as required via the EDGAR system.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL

OWNERS OF COMPANY COMMON STOCK

Principal Stockholders of the Company

The Company knows of no person or company who may be deemed to own beneficially more than 5% of the outstanding common stock except for:

Wellington Management Company, LLP
75 State Street
Boston, MA 02109	20,282,382 shares	12.66%(1)(2)

Barclays Global Investors, NA (and Related Companies filing as a Group)
45 Fremont St., 17th Floor
San Francisco, CA 94105	16,350,695 shares	10.20%(1)(3)

Vanguard Specialized Funds-
Vanguard Health Care Fund
100 Vanguard Blvd.
Malvern, PA 19355	10,477,500 shares	6.54%(1)(4)

(1)	The percentage of ownership is based on 160,266,561 shares outstanding as of December 31, 2004.

(2)	Based upon a Form 13G/A filed with the Commission for the year ended December 31, 2004, Wellington Management Company, LLP has shared power to vote 7,736,450 shares and has shared dispositive power over 20,282,382 shares. Certain of the Shares reported by Wellington Management Company, LLP are held on behalf of Vanguard Health Care Fund.

(3)	Based upon a Form 13G filed with the Commission for the year ended December 31, 2004, Barclays Global Investors, NA (and Related Companies filing as a Group) has sole voting power over 14,595,909 and sole dispositive power over 16,350,695 shares. See Form 13G for additional information on the Group.

(4)	Based upon a Form 13G/A filed with the Commission for the year ended December 31, 2004, Vanguard Specialized Funds-Vanguard Health Care Fund has sole power to vote and shared dispositive power over 10,477,500 shares.

SECURITY OWNERSHIP OF DIRECTORS AND EXECUTIVE OFFICERS

The following table shows stock ownership by each of the Company’s nominees for directors, each Named Executive Officer, and by the directors and executive officers as a group as of March 7, 2005, unless otherwise indicated.

	Company Common Stock Beneficially Owned as of March 7, 2005 (1) (2)	Percent of Class (3)
David A. Jones, Jr.	504,178
Frank A. D’Amelio	24,702
W. Roy Dunbar	—
John R. Hall(4)	64,923
Kurt J. Hilzinger	24,702
Michael B. McCallister	1,447,226
W. Ann Reynolds, Ph.D.	67,224
James E. Murray	568,078
Jonathan T. Lord, M.D.	164,560
Bruce J. Goodman	264,829
James H. Bloem	190,339
All directors and executive officers as a group (19 in number, including those named above (“Group”) )	4,504,255	2.8%

(1)	Beneficial ownership of Shares of Company common stock, for purposes of this Proxy Statement, includes Shares of Company common stock as to which a person has or shares voting and/or investment power. Therefore, any restricted stock for which a person has voting power and all share equivalents in the Humana Retirement and Savings Plan (the “HRSP”) are included. See the Summary Compensation Table in this Proxy Statement for additional information. These footnotes describe whenever an individual shares voting and/or investment power over the Shares of Company common stock beneficially owned by them.

The number of Shares of Company common stock listed:

(a)	Includes certain Shares of Company common stock equivalents held for the benefit of the individuals in the HRSP as of February 28, 2005, over which the employee participant has voting power and investment power. They are as follows:

Michael B. McCallister	38,311
James E. Murray	19,027
Jonathan T. Lord, M.D.	926
Bruce J. Goodman	8,266
James H. Bloem	1,378
Group (including those named herein)	116,192

(b)	Includes Shares of Company common stock which may be acquired by these individuals through the exercise of options, which are exercisable currently or within 60 days after March 7, 2005 under the Company’s 1989 Stock Option Plan for Employees, the 1989 Stock Option Plan for Non-Employee Directors, and the 1996 Stock Incentive Plan for Employees (collectively the “Stock Option Plans”). They are as follows:

David A. Jones, Jr.	247,500
Frank A. D’Amelio	17,500
W. Roy Dunbar	—
John R. Hall	42,500
Kurt J. Hilzinger	17,500
Michael B. McCallister	1,098,621
W. Ann Reynolds, Ph.D.	42,500
James E. Murray	306,073
Jonathan T. Lord, M.D.	153,668
Bruce J. Goodman	143,334
James H. Bloem	106,804
Group (including those named herein)	2,995,987

(2)	Excludes 72 Shares of Company common stock held by Mr. Jones, Jr.’s spouse for which he disclaims beneficial ownership.

(3)	Unless indicated, less than 1% of the class.

(4)	John R. Hall elected to defer all Shares awarded in 2004 and 2005 until his retirement from the Company’s Board of Directors. Accordingly, he deferred 3,802 and 3,400 Shares, respectively, which are not included in the total reported.

EXECUTIVE COMPENSATION

EXECUTIVE COMPENSATION OF THE COMPANY

The following Summary Compensation Table shows the compensation earned for the time period served as an executive officer during the past three years by: (1) the President and Chief Executive Officer; and (2) each of the four other highest compensated executive officers of the Company serving at December 31, 2004 (collectively, the “Named Executive Officers”).

Summary Compensation Table

		Annual Compensation			Long Term Compensation
Name and Principal Position	Year	Salary $	Bonus $	Other Annual Compensation(1) $	Restricted Stock Awards (2) (3) (4) (5) #	Value of Restricted Stock at Date Of Grant(2) $	Number of Securities Underlying Options #	All Other Compensation(6) $
Michael B. McCallister President & Chief Executive Officer	2004 2003 2002	723,115 713,923 700,000	1,247,373 1,070,885 612,500	85,730 75,502 55,387	— — —	— — —	200,000 200,000 50,000	318,188 3,915,282 276,620

James E. Murray Chief Operating Officer	2004 2003 2002	480,492 476,630 470,000	475,687 571,956 359,023	31,519 19,757 22,433	— — —	— — —	85,000 50,000 20,000	205,407 2,601,658 312,480

Jonathan T. Lord, M.D. Sr. Vice President & Chief Innovation Officer	2004 2003 2002	435,410 431,630 425,000	431,056 440,263 279,951	29,250 28,148 30,191	— — —	— — —	70,000 50,000 30,000	108,748 1,694,382 42,376

Bruce J. Goodman Sr. Vice President & Chief Service & Information Officer	2004 2003 2002	410,410 406,630 378,301	406,306 365,967 216,732	26,191 19,135 11,989	— — —	— — —	70,000 50,000 60,000	133,232 2,518,465 132,866

James H. Bloem Sr. Vice President, Chief Financial Officer & Treasurer	2004 2003 2002	410,410 401,575 385,000	406,306 361,418 220,570	13,433 12,182 16,008	— — —	— — —	70,000 70,000 30,000	1,622,326 61,732 19,307

(1)	The amounts listed under Column entitled—Other Annual Compensation in the Summary Compensation Table above include Company-provided transportation (car allowance and personal use of company aircraft), executive insurance, relocation expenses, and miscellaneous items, which are listed in the table below.

Other Annual Compensation from the Summary Compensation Table
	Year	Car Allowance $	Personal Use of Company Aircraft(a) $	Exec. Ins. $	Relocation/ Misc. $
Michael B. McCallister	2004	10,904	73,615	1,211	—
	2003	10,500	63,805	1,197	—
	2002	10,500	43,082	1,176	629

James E. Murray	2004	10,904	12,883	806	6,926
	2003	10,500	6,727	799	1,731
	2002	10,500	10,514	790	629

Jonathan T. Lord, M.D.	2004	10,904	17,615	731	—
	2003	10,500	16,924	724	—
	2002	10,500	18,977	714	—

Bruce J. Goodman	2004	10,904	12,620	689	1,978
	2003	10,500	6,833	682	1,120
	2002	10,500	855	634	—

James H. Bloem	2004	10,904	1,840	689	—
	2003	10,500	—	671	1,011
	2002	10,500	3,248	647	1,613

(a)	The costs of personal use of Company aircraft was based on the incremental costs to the Company. We have restated the 2003 and 2002 amounts to conform to this presentation. Previously, we used the amount included in the individual’s W-2.

(2)	No restricted shares were awarded in 2004 to the Named Executive Officers.

The Company does not pay any dividends, but holders of restricted stock would be entitled to dividends, if paid.

(3)	The 2001 restricted stock awards vested in February and July 2004 as follows:

James H. Bloem — Feb.	50,000 shares
James H. Bloem — July	25,000 shares

(4)	The 2000 restricted stock awards vested in August 2003 as follows:

Michael B. McCallister	225,000 shares
James E. Murray	150,000 shares
Jonathan T. Lord, M.D.	100,000 shares
Bruce J. Goodman	150,000 shares

(5)	The 1998 restricted stock awards vested in February 2002 as follows:

Michael B. McCallister	12,000 shares
James E. Murray	15,000 shares
Bruce J. Goodman	5,000 shares

(6)	The amounts listed under Column entitled — All Other Compensation in the Summary Compensation Table above include the value of the 2001 Restricted Stock Award which vested in 2004 for Mr. Bloem, the 2000 Restricted Stock Award which vested August 7, 2003 and the 1998 Restricted Stock Award which vested February 14, 2002, and also represents amounts contributed or accrued to the Humana Retirement and Savings Plan (“HRSP”) and contributions and earnings related to the Humana Supplemental Executive Retirement & Savings Plan (collectively “Long Term Benefit Plans”). The breakdown is listed in the table below.

All Other Compensation Long Term Benefit Plans from the Summary Compensation Table
		Value of Restricted Stock at Vesting Date $ (3)(4)	Contributions $	Earnings/ (Losses) $
Michael B. McCallister	2004	—	197,842	120,346
	2003	3,636,000	143,472	135,810
	2002	157,240	164,944	(45,564)

James E. Murray	2004	—	115,430	89,977
	2003	2,424,000	89,544	88,114
	2002	196,550	101,159	14,771

Jonathan T. Lord, M.D.	2004	—	95,803	12,945
	2003	1,616,000	75,456	2,926
	2002	—	41,947	429

Bruce J. Goodman	2004	—	84,774	48,458
	2003	2,424,000	66,193	28,272
	2002	65,517	66,106	1,243

James H. Bloem	2004	1,532,125	84,274	5,927
	2003	—	61,113	619
	2002	—	19,307	—

In March 2005, the Organization & Compensation Committee established the criteria under the Company’s Executive Management Incentive Compensation Plan which covers the Named Executive Officers for the current fiscal year. The criteria for fiscal year 2005 will be based upon one or all of the following: an earnings per share goal, a membership goal and strategic business objectives.

2004 STOCK OPTION GRANTS

The following table provides information on stock options granted to the Named Executive Officers during the year ended December 31, 2004.

	Number of Securities Underlying Options Granted (1) #	% of Total Options Granted To Employees In 2004	Exercise Price Per Share (2) $	Expiration Date	Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation For Option Term (3)
					5%	10%
					$	$
Michael B. McCallister	200,000	7.2	21.275	02/24/14	2,675,947	6,781,374

James E. Murray	85,000	3.1	21.275	02/24/14	1,137,277	2,882,084

Jonathan T. Lord, M.D.	70,000	2.5	21.275	02/24/14	936,581	2,373,481

Bruce J. Goodman	70,000	2.5	21.275	02/24/14	936,581	2,373,481

James H. Bloem	70,000	2.5	21.275	02/24/14	936,581	2,373,481

(1)	All options become exercisable in equal annual one-third installments from date of grant. In the event of a Change in Control of the Company, all outstanding stock options become fully vested and immediately exercisable in their entirety. In addition, during the 60-day period following the Change in Control, any stock option (or portion thereof) generally may be surrendered for cancellation for a payment of the difference between the fair market value and option price as more fully described in the Stock Option Plan.

(2)	The exercise price per share for the options is equal to the fair market value of the common stock on the date of grant. The exercise price may be paid in cash or, at the discretion of the Organization & Compensation Committee, in Shares of Company common stock valued at the fair market value on the date of exercise, or any combination thereof.

(3)	The dollar amounts in this table represent the potential realizable value of the stock options granted, assuming that the market price of the Shares of Company common stock appreciate in value from the date of grant to the end of the ten-year option term at annualized rates of 5% and 10%. Therefore, these amounts are not the actual value of the options granted and are not intended to forecast possible future appreciation, if any, of Company common stock prices. No assurances can be given that the stock price will appreciate at these rates or experience any appreciation at all. The fair market value of the Company’s common stock was $29.775 on December 31, 2004.

2004 OPTION EXERCISES AND YEAR-END VALUES

The following table provides information on the value of stock options exercised during the year ended December 31, 2004 and the year-end values of unexercised options for the Named Executive Officers.

	Shares Acquired On Exercise #	Value Realized $	Number of Securities Underlying Unexercised Options at Year End		Value of Unexercised “In-the-Money” Options at Year End (1)
			Exercisable #	Unexercisable #	Exercisable $	Unexercisable $
Michael B. McCallister	0	0	977,861	349,999	19,418,478	4,714,982

James E. Murray	0	0	288,806	124,999	4,938,648	1,518,182

Jonathan T. Lord, M.D.	0	0	103,667	113,333	2,228,574	1,446,627

Bruce J. Goodman	5,000	86,106	126,667	123,333	2,333,848	1,619,227

James H. Bloem	8,196	70,076	50,137	126,666	962,642	1,720,153

(1)	The Value of Unexercised “In-the-Money” Options is based on the difference between the December 31, 2004 fair market value of the Company’s common stock of $29.775 as reported on the New York Stock Exchange Composite Tape, and the exercise price of the options.

OFFICERS’ TARGET RETIREMENT PLAN

The Company has in effect the Officers’ Target Retirement Plan (“OTRP”), which is a non-qualified, unfunded plan providing supplemental retirement benefits to each elected Company officer, including the Named Executive Officers, and other designated key employees.

The following table illustrates the estimated maximum annual benefit which would be payable at age 65 to a participant, at various average compensation levels for specified years of credited service, under the OTRP:

Estimated OTRP Maximum Annual Benefit at Age 65

For Years of Credited Service Shown (1)(2)

Average Compensation(3)	10 years	15 Years	20 Years	25 Years	30 Years
$ 100,000	$16,700	$25,050	$33,400	$41,750	$50,000
200,000	33,400	50,100	66,800	83,500	100,000
300,000	50,100	75,150	100,200	125,250	150,000
400,000	66,800	100,200	133,600	167,000	200,000
500,000	83,500	125,250	167,000	208,750	250,000
600,000	100,200	150,300	200,400	250,500	300,000
700,000	116,900	175,350	233,800	292,250	350,000
1,000,000	167,000	250,500	334,000	417,500	500,000
1,500,000	250,500	375,750	501,000	626,250	750,000
2,000,000	334,000	501,000	668,000	835,000	1,000,000

(1)	These estimates are based on the assumption that (a) the OTRP will be continued under its present terms; (b) the participant will continue with the Company until, and retire at, age 65; and (c) the participant elects to receive an annual distribution instead of a lump sum payment.

(2)	The amounts shown are the total targeted retirement benefit and are reduced by benefits received under the Retirement Account in the HRSP, the Supplemental Retirement Account in the Humana Supplemental Executive Retirement & Savings Plan and Social Security benefits.

(3)	Average Participating Compensation is generally the average of the highest three years out of the last five years computed by totaling base salary and incentive compensation for each year.

The maximum years of service credited under the OTRP are 30 years, unless otherwise changed by the Board of Directors. As of January 1, 2005, the years of service for each of the Named Executive Officers are as follows: Michael B. McCallister — 31; James E. Murray — 15; Jonathan T. Lord, M.D. — 5; Bruce J. Goodman — 6; and James H. Bloem — 4.

HUMANA SUPPLEMENTAL EXECUTIVE RETIREMENT & SAVINGS PLAN (“HSERSP”)

The Company has a qualified combined pension plan and 401(k) plan, the Humana Retirement and Savings Plan, and a non-qualified excess benefit plan (“HSERSP). The Internal Revenue Code imposes limitations on the contributions that may be made to qualified plans. The benefits accrued under the HSERSP are those Company contributions that cannot be made to the qualified plan because of those limitations. Accruals under the HSERSP, which is unfunded, are deemed to be invested generally in the same investment vehicles selected by participants for their qualified plan funds. Benefits are distributable upon termination of employment, death, total disability, retirement or change in control of the Company.

SUPPLEMENTAL INDIVIDUAL INCOME PROTECTION INSURANCE PLAN

The Company has in effect a Supplemental Individual Income Protection Insurance Plan, which covers certain officers and other designated key employees, to supplement their group long term disability coverage. The Company provides this benefit, which will replace up to a specified percentage of targeted incentive compensation due to an injury or sickness that prevents the employee from performing the duties of their occupation. Each officer or key employee pays their own premiums. Mr. McCallister and Mr. Murray have elected to participate in this plan.

AGREEMENTS WITH DIRECTORS AND OFFICERS

In September 2000, the Company entered into an agreement with Mr. McCallister (“McCallister Agreement”) pursuant to which he: 1) serves as President and Chief Executive Officer of the Company at an annual base salary in an amount not less than $650,000; 2) participates in an incentive plan providing for a target incentive compensation amount of not less than 125% of his base salary; and 3) is eligible for participation in all benefit plans and programs made available by the Company for its executive employees.

In the event of termination of employment without Good Cause (as defined in the McCallister Agreement), or with Good Cause under certain circumstances as set out in the McCallister Agreement, or pursuant to disability or death, the Company will pay to him or his estate an amount equal to any unpaid current annual base salary accrued through the date of termination and a prorated bonus calculated on the basis of 100% of base salary, plus a severance amount equal to his annual base salary plus bonus calculated at 100% of his base salary. He is also entitled to continue his coverage under the Company’s life, health and disability plans for a 12-month period upon the same terms and costs for other employees of the Company. Additionally, all of his stock options shall become fully vested and shall be exercisable for a two-year period following his termination.

In the event of termination of employment with Good Cause, Mr. McCallister would receive an amount equal to his then current base salary earned but not yet paid and shall have a period of 90 days to exercise any vested options. Mr. McCallister would forfeit any unvested options or restricted shares.

In the event of termination of employment because Mr. McCallister gives notice of termination of the McCallister Agreement, or because Mr. McCallister voluntarily terminates his employment during the Employment Period, then the Company shall pay to him an amount equal to his then current base salary. Any bonus payable shall be prorated. He shall have two years to exercise any vested options. He is also entitled to continue his coverage for a 12-month period under the Company’s life, health and disability plans upon the same terms and costs for other similarly situated employees of the Company.

In the event of termination of employment following a Change in Control, as defined in the McCallister Agreement, then Mr. McCallister shall receive: 1) his full base salary earned but not yet paid through the termination date at the greater of the rate in effect at the time of the Change in Control or the Termination Date (Higher Annual Base Salary), plus a prorated bonus calculated at 125% of his Higher Annual Base Salary; 2) an amount equal to two and one-half times the sum of the Higher Annual Base Salary plus the maximum target incentive compensation which could have been earned; 3) continued coverage for a two-year period, at the Company’s expense, under all life, health, dental, accidental death and dismemberment and disability insurance; and 4) a gross up amount for any payments that constitute an excess parachute payment.

The McCallister Agreement also contains provisions not to compete or solicit for a 12-month period following termination. The McCallister Agreement generally may be terminated by either party giving written notice at least sixty (60) days prior to December 31 of each year.

In December 1999, the Company entered into an agreement with Mr. Jones (“Jones Agreement”) formalizing the payments he receives as Chairman of the Board. See “Director Compensation” for a description of the terms of the Jones Agreement. This agreement will terminate upon Mr. Jones’ retirement effective April 26, 2005.

All officers elected by the Board of Directors, including the Named Executive Officers, generally receive health benefits upon termination for themselves and their eligible dependents at a predetermined rate until the earlier of attainment of age 65 or obtaining other coverage.

The Company has entered into agreements with all other officers, including Mr. Murray, Dr. Lord, Mr. Goodman, Mr. Bloem and key management employees, which for a two-year period following a Change in Control provide certain benefits upon termination. Such termination may be involuntary or may be due to a resignation as a result of a change in responsibilities or compensation. Under these agreements, these individuals would be entitled to receive severance pay which generally is determined by multiplying the sum of each individual’s annual base salary, and the maximum incentive compensation payable to him or her, by a multiple ranging from one to one and one-half.

In addition, in the event of a Change in Control of the Company, benefits are payable under the Company’s Stock Option and Restricted Stock Plans, and health, life and disability insurance coverage is available.

CERTAIN TRANSACTIONS WITH MANAGEMENT AND OTHERS

In 1994, the Company entered into an agreement with JAPC, Inc. (“JAPC”), which is owned by David A. Jones, father of David A. Jones, Jr. Under the terms of the Agreement as amended, the Company provides hangar space, pilot services and maintenance for an airplane owned by JAPC. The rate paid for these services is at least as favorable to the Company as market rates. The Company is fully reimbursed for the cost of the services. Either party upon 30 days’ written notice generally may terminate the agreement. For the year ended December 31, 2004, the Company was reimbursed approximately $195,300 by JAPC.

Effective January 1998, the Company entered into an Aircraft Interchange Agreement with JAPC. Under the terms of the Agreement as amended in February 2003, the Company leases its aircraft to JAPC and JAPC leases its aircraft to the Company. The lessee exchanges with the lessor time on the lessee’s aircraft based on a ratio reflecting the difference in operating costs among the various aircraft. The Company and JAPC each bill the other for any flights that occurred in the preceding month. Any difference in number of hours is carried over to succeeding months and is offset against flight hours on aircraft of the other party. Either party upon 60 days’ written notice may terminate the agreement. For the year ended December 31, 2004, the Company owed JAPC approximately 14.81 hours which will be offset against 2005 usage.

The Company has invested in the African-American Venture Capital Fund, LLC, a Kentucky Limited Liability Company (“Fund”). This investment makes the Company a greater than 10% stockholder of the Fund. David A. Jones has a similar investment in the Fund and is also a greater than 10% stockholder of the Fund. David A. Jones, Jr. is a director of the Fund. The Fund was established to provide capital and management resources to enhance the growth and development of businesses owned by African-Americans living in the metropolitan Louisville, Kentucky area.

The Company invested in Greater Louisville Communications, Inc., a Kentucky corporation formed, at least in part, by an equity capital investment made by the African-American Venture Capital Fund. David A. Jones made a similar investment in Greater Louisville Communications, Inc., making each of the Company and Mr. Jones a greater than 10% stockholder of the entity. Greater Louisville Communications, Inc. was formed for the purpose of being the sole owner of WYCS-TV, an independently owned commercial broadcast television station. The station operates within the Louisville metropolitan area and has a commercial and community orientation.

During 2004, a subsidiary of the Company (“Subsidiary”) renewed a one year contract with Main Street Realty, Inc. (“Main Street”) of which Mr. Jones is Chairman, Director and sole owner, to provide health insurance benefits to employees of Main Street. The terms of the contract, including the premiums charged and benefits provided, are comparable to those extended to other non-affiliated customers of Subsidiary in the area. During 2004, Subsidiary received payments from Main Street of approximately $32,770.

AUDIT COMMITTEE REPORT

The Audit Committee of the Company currently is comprised of three directors. All members are independent and financially literate as defined in the New York Stock Exchange listing standards. The Board of Directors has determined that Messrs. D’Amelio, Gellert, and Hilzinger meet the definition of “financial expert.” The Board of Directors has adopted a written charter for the Committee.

The Audit Committee reviews Humana’s financial reporting process and its internal control over financial reporting on behalf of the Board of Directors. In fulfilling its responsibilities, the Audit Committee has reviewed and discussed the audited financial statements and the assessment of the effectiveness of internal control over financial reporting contained in the Annual Report on Form 10-K for the year ended December 31, 2004. Management of the Company has the primary responsibility for the financial statements and the reporting process, including internal control over financial reporting. Management has represented to the Audit Committee that the Company’s financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”) and that its internal control over financial reporting was effective as of December 31, 2004. The Company’s independent registered public accounting firm, PricewaterhouseCoopers LLP (“PwC”), is engaged to audit the Company’s financial statements and to express an opinion on the conformity of such audited financial statements with GAAP, on the effectiveness of the Company’s internal control over financial reporting and on management’s assessment of the effectiveness of the Company’s internal control over financial reporting.

The Audit Committee has discussed with PwC the matters required to be discussed by Statement on Auditing Standards (“SAS”) No. 61, Communications with Audit Committees, as amended, and Public Company Accounting Oversight Board Auditing Standard No. 2, An Audit of Internal Control Over Financial Reporting in Conjunction with an Audit of Financial Statements. In addition, the Audit Committee has received from PwC the written disclosures required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, and discussed with PwC their independence from the Company and its management. While the activities of the Audit Committee are designed to provide an additional level of review, such activities cannot provide absolute assurance that the audit of the Company’s financial statements and of the effectiveness of the Company’s internal control over financial reporting has been carried out in accordance with the standards of the Public Company Accounting Oversight Board, that the financial statements are presented in accordance with GAAP or that PwC is in fact independent.

During 2004, the Audit Committee met independently with the Director of Internal Audit, key members of management, and PwC, regarding current and planned audit activities. The Audit Committee Chairman, in consultation with Internal Audit, PwC, and management reviewed quarterly financial statements and earnings releases of the Company. The Audit Committee also met separately with PwC during the year. Audit Committee members individually reviewed monthly operating and financial information of the Company as well as internal audits of controls over operations, financial processes, and compliance with laws and regulations.

The Audit Committee reviewed and evaluated the relevant requirements of the Sarbanes-Oxley Act of 2002, the rules of the U.S. Securities and Exchange Commission and the listing standards of the New York Stock Exchange regarding audit committee procedures and responsibilities, including a review of the internal controls and procedures of the Company.

The Audit Committee reviewed and approved the services provided by PwC to Humana consisting of the following:

	For The Years Ended December 31
	2004	2003
Audit Fees	$3,815,844	$1,954,250
Audit Related Fees	431,536	376,343
Tax Services	76,559	34,595
All Other Fees	17,893	15,200

TOTAL	$4,341,832	$2,380,388

“Audit Fees” include activities relating to the audit of the Company’s consolidated financial statements, the audit of internal controls over financial reporting, statutory audits, reports issued pursuant to SAS No. 70, Service Organizations, states department of insurance examinations and SEC consultations.

“Audit-Related Fees” include employee benefit plan audits as well as mandated regulatory and compliance reviews. No amounts were paid for financial systems design and implementation.

“Tax Services” include activities relating to state compliance work and state and local tax consultation.

“All Other Fees” include annual renewals of software licenses for accounting research and work paper documentation software, a marketing report, as well as a state requirement for an external actuarial certification of reserves established by Company personnel.

The Audit Committee discussed with Humana’s internal auditors and with PwC the overall scope and plans for their respective audits. At each meeting, the Audit Committee is provided the opportunity to meet with the internal auditors and with PwC with and without management present.

The Audit Committee has established policies and procedures for pre-approving all audit, review and attest services that are required under the securities laws and all other permissible tax and non-audit services necessary to assure the auditor’s continued independence. The Audit Committee annually will pre-approve the permissible non-audit services listed below:

•	Related Assurance and Attestation Services

•	Risk and Control Services

•	Transaction Services

•	Tax Services

The Audit Committee separately will consider any proposed retention of the independent auditors for permissible non-audit services other than those listed above.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors, and the Board has approved, that the audited financial statements and management’s report on internal control over financial reporting be included in the Humana Annual Report on Form 10-K for the year ended December 31, 2004.

All members of the Audit Committee of Humana submit the foregoing report:

AUDIT COMMITTEE

Michael E. Gellert, Chairman

Frank A. D’Amelio

Kurt J. Hilzinger

APPOINTMENT OF INDEPENDENT AUDITORS

The Board of Directors, in accordance with the recommendation of its Audit Committee, has appointed PricewaterhouseCoopers LLP as independent auditors to audit the consolidated financial statements of the Company for the year ending December 31, 2005 and the Company’s internal control over financial reporting as of December 31, 2005. The Audit Committee and Board of Directors believe that PwC has invaluable long-term knowledge of Humana. While preserving that knowledge, partners and employees of PwC engaged in audits of Humana are periodically changed, giving Humana access to new expertise, experience and perspectives. Representatives of PwC will be present at the Annual Meeting, and will be afforded the opportunity to make a statement if they desire to do so and to respond to appropriate questions.

ORGANIZATION & COMPENSATION COMMITTEE REPORT

Executive Officer Compensation Policy

The Organization & Compensation Committee (the “Committee”) administers the Company’s executive officer compensation program, the key components of which are base salary, incentive compensation and equity compensation (stock option and restricted stock awards). Each member of the Committee is an independent, non-employee director who has never been an employee of the Company.

The Company’s compensation program is intended to create competitive advantage through the stimulation of superior performance of human capital. Performance management at the Company focuses on building competencies required for the business, and on pursuing the highest level of contribution from each Humana associate. In general, the Company’s compensation program is intended to:

•	Provide compensation and benefits policies and practices that motivate and reward associates to achieve goals and objectives that maximize the value of the enterprise;

•	Provide total compensation that is competitive with the market, based on the value of benchmark roles in the marketplace; and

•	Align individual compensation with competency and contribution so that performance, tied to measurable objectives and results, will be rewarded appropriately.

The executive officer compensation program rewards executive officers for short and long-term performance. In addition to base salary, executive officers are compensated on a performance-oriented basis through the use of incentive compensation linking both annual and longer-term results. The annual incentive bonus permits team and individual performance to be recognized on an annual basis and is based, in part, on an evaluation of the contribution made by the officer to Company performance. Equity compensation awards are included in the compensation program to reward executive officers for longer-term strategic actions that increase Company value and thus stockholder value. This use of equity compensation directly relates a significant portion of each executive officer’s long-term remuneration to the Company’s stock price, and thus aligns the executive’s compensation with the interests of the Company’s other stockholders. The granting of stock options, as well as the more limited use of restricted stock, is used to: (1) recognize promotions of executives into positions of significant responsibilities; (2) recognize significant accomplishments of executives, particularly as the accomplishments impact growth, profits, and/or competitive positioning; and (3) as an additional incentive to attract and retain high level executive talent.

The executive officer compensation program is designed to allow the Company to be competitive in the marketplace in attracting, motivating, and retaining key executive officers. The Committee considers the overall compensation package when setting any one component of compensation. The marketplace is defined as both publicly traded companies approximating the Company’s revenue and employee size, and specific companies in the health benefits industry. Although data from specific competitors in the health benefits industry is used in the compensation analysis, the Company uses a different comparator group — a health care index — in its Stock Performance graph. The Committee believes this definition of the marketplace provides a good benchmark for analyzing the competitiveness of the Company’s executive compensation program.

The Committee periodically reviews the effectiveness and competitiveness of the Company’s executive compensation structure with the assistance of its independent consultant. The consultant is engaged by, and reports directly to, the Committee.

Base Compensation

Base compensation for executive officers is determined by an assessment of overall Company performance, executive officer performance, changes in executive officer responsibilities and relevant industry survey findings. While many aspects of performance can be measured in financial terms, the Committee also evaluates senior management in areas of performance that are more subjective. These areas include the development and execution of strategic plans, the exercise of leadership in the development of management and other associates, innovation and improvement in the Company’s products and processes, as well as the executive’s involvement in industry groups and in the communities that the Company serves. The Company’s policy is to target executive base salaries at the market median, but ranging from the 25th to the 75th percentile of the marketplace as defined above, depending on level of competency and contribution of each executive. Individual salaries are generally established in alignment with this target to ensure the attraction, development and retention of superior talent, as well as in relation to individual executive performance.

Incentive Compensation

The Company’s incentive compensation plans are designed to reward officers and other designated key associates for the attainment of financial goals and other performance objectives approved annually by the Committee. Incentive compensation objectives are constructed to encourage responsible and profitable growth while taking into account non-routine factors that may be integral to the success of the Company. During 2004, the Company’s executive officers, including the Named Executive Officers, participated in the Humana Inc. 2003 Executive Management Incentive Compensation Plan that was approved by the Company’s stockholders. This Plan provides for the Organization & Compensation Committee to set the annual goal from a list of Performance Targets contained in the Plan. For 2004, the Performance Target was based solely on the attainment of a pre-established Company earnings per share objective for Mr. McCallister and earnings per share, membership and strategic business objectives for the other Named Executive Officers. Maximum potential payment ranged from 116% to 175% of annual base earnings. The 2004 Performance Targets under the Plan for the Named Executive Officers were met or exceeded and the Named Executive Officers received payments ranging from 89% to 172% of annual base earnings. Mr. Murray also received a discretionary bonus of $48,049.

See the “Summary Compensation Table” for the amounts paid to the Named Executive Officers.

Equity Compensation

The Company uses stock options and restricted stock awards to reward executive officers and other key associates for long-term performance and as a method to attract, motivate, and retain key employees. The use of equity-based compensation provides a vital link between the long-term results achieved for the Company’s stockholders and the rewards provided to executive officers and other associates.

All stock options are granted at the fair market value of the Company’s stock on the date of grant. The Committee, through review of stock programs and competitive practices at comparable companies, determines the aggregate amounts, terms and timing of stock option and restricted stock awards, with from time to time, the assistance of outside consultants. The number of shares covered by each award reflects the executive’s level of responsibility along with past and anticipated future contributions to the Company.

Mr. Bloem received restricted stock awards in 2001 which vested in 2004.

In 2004, the Committee granted options totaling approximately 1.72% of the Company’s outstanding common stock as of year-end to its associates. As reported in “2004 Stock Option Grants” all Named Executive Officers received stock options in 2004.

See “Summary Compensation Table” for additional information on these equity awards.

Chief Executive Officer Compensation

In December 2004, the Committee approved an increase in Mr. McCallister’s base salary from seven hundred twenty-one thousand dollars ($721,000) to eight hundred fifty thousand dollars ($850,000), effective December 26, 2004. Because the 2004 Performance Target was met, Mr. McCallister received one million, two hundred forty-seven thousand, three hundred seventy-three dollars ($1,247,373) under the Humana Inc. 2003 Executive Management Incentive Compensation Plan. The Committee believes Mr. McCallister’s base salary and bonus reflect the Company’s overall financial performance together with his achievements and the progress in furthering the Company’s operational initiatives. The Company has previously entered into an Employment Agreement with Mr. McCallister that is more fully described in this Proxy Statement under “Executive Compensation of the Company — Agreements with Directors and Officers.”

Executive Compensation Tax Deductibility

The Internal Revenue Code generally provides that compensation paid by publicly-held corporations to the Chief Executive Officer and the four other most highly paid executive officers in excess of one million dollars ($1,000,000) per year per executive will be deductible by the Company only if paid pursuant to qualifying performance-based compensation plans approved by stockholders of the Company. The Committee believes it has taken the necessary steps to qualify the Company’s performance-based compensation plans for tax deductibility. Compensation as defined by the Code includes, among other things, base salary, incentive compensation, and gains on stock options and restricted stock. It is the Committee’s policy to maximize the effectiveness of the Company’s executive compensation plans. In that regard, the Committee intends to maintain flexibility to take actions which it deems to be in the best interest of the Company and its stockholders. Such actions may not always qualify for tax deductibility under the Code. The Committee believes that all executive compensation paid for 2004 will be deductible for federal income tax purposes except for approximately nine hundred fifty-seven thousand dollars ($957,000) of the restricted stock grant for Mr. Bloem from 2001 which vested in 2004.

All members of the Organization & Compensation Committee of the Company whose names follow submit the foregoing report:

ORGANIZATION & COMPENSATION COMMITTEE

Kurt J. Hilzinger, Chairman

Michael E. Gellert

John R. Hall

The foregoing reports of the Audit Committee and the Organization & Compensation Committee shall not be deemed incorporated by reference by any general statement incorporating by reference the Proxy Statement into any filing under the Securities Act of 1933 or the Exchange Act, and shall not otherwise be deemed filed under such Acts except to the extent that the Company specifically incorporates this information by reference.

STOCK PERFORMANCE GRAPH

The following graph compares the performance of the Company’s common stock to the Standard & Poor’s Composite 500 Stock Index (“S&P 500”) and the Morgan Stanley Health Care Payer Index (“Peer Group”) for the five years ended December 31, 2004. The graph assumes an investment of $100 in each of the Company’s common stock, the S&P 500, and the Peer Group on December 31, 1999.

	12/31/99	12/31/00	12/31/01	12/31/02	12/31/03	12/31/04
HUM	100	186	144	122	279	363
S&P 500	100	90	78	60	76	82
Peer Group	100	216	197	226	381	557

EQUITY COMPENSATION PLAN INFORMATION

The Company maintains plans under which options to purchase our common stock and under which awards of restricted stock are made to officers, directors, key employees and consultants. Options are granted at the average market price on the date of grant. Exercise provisions vary, but most options vest in whole or in part from one to five years from date of grant and expire ten years after date of grant.

Information concerning stock option awards, and number of securities remaining available for future issuance under our equity compensation plans in effect as of December 31, 2004 follows:

Column	(a)	(b)	(c)
Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column(a))
Equity compensation plans approved by security holders	9,542,216	$15.30	5,451,095(1)
Equity compensation plans not approved by security holders(2)	550,470	$11.38	—
Total	10,092,686	$15.09	5,451,095

(1)	Of the number listed above, 4,433,632 can be issued as Restricted Stock at December 31, 2004. Since the beginning of the fiscal year 2,619,500 stock options and restricted stock awards were granted. After cancellations, 2,841,261 shares remain available at March 7, 2005.

(2)	The material features of the plan are described below:

Non-Qualified Stock Option Plan for Employees

On September 9, 1999, the Board of Directors adopted the Humana Inc. Stock Option Plan for Employees (the “1999 Plan”). The Board of Directors determined that no further awards would be made under the 1999 Plan as of December 31, 2002.

The 1999 Plan authorized the grant of non-qualified stock options to eligible employees of the Company or its Subsidiaries. Executive Officers and Directors are not eligible to participate in the 1999 Plan.

The 1999 Plan was intended to provide incentives and rewards for employees (i) to support the implementation of the Company’s business and human resource strategies and the achievement of its goals, and (ii) to align the interests of employees with those of the Company’s stockholders.

The 1999 Plan is administered by the Organization & Compensation Committee of the Company’s Board of Directors.

The maximum number of Shares of common stock that could be awarded under the 1999 Plan was 1,700,000. The maximum number of Shares that could be awarded to any individual was 15% of the Shares of common stock authorized under the 1999 Plan.

Only non-qualified stock options could be granted under the 1999 Plan.

Generally, in the event of a Change in Control of the Company, as defined in the 1999 Plan, all outstanding stock options become fully vested and immediately exercisable in their entirety.

For federal income tax purposes, no income is recognized by a participant upon the grant of a non-qualified stock option under the 1999 Plan. However, upon the exercise of an option, compensation taxable as ordinary income is realized by the participant in an amount equal to the excess of the fair market value of a share of the common stock on the date of such exercise over the exercise price. The taxable income resulting from the exercise of an option granted to an employee constitutes wages subject to the withholding of income taxes. Accordingly, the Company is required to make whatever arrangements are necessary to collect the amount of tax required to be withheld. The employee’s income as reported on the Form W-2 includes the stock option exercise.

The above description does not include the shares of Restricted Stock awarded in 2000 and thereafter. For information concerning these awards, see the “Summary Compensation Table” contained in this Proxy Statement and “Footnote 11 — Employee Benefit Plans — Stock Based Compensation” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2004.

ADDITIONAL INFORMATION

Our Annual Report on Form 10-K for the year ended December 31, 2004, excluding certain of its exhibits, is included with the mailing of this Proxy Statement. The Company will provide a copy without charge to anyone who makes a written request to Humana Inc., Investor Relations Department, 500 West Main Street, Louisville, KY 40202. The Company’s Annual Report on Form 10-K and all other filings with the Securities and Exchange Commission may also be accessed via the Investor Relations page on the Company’s web site at www.humana.com.

By Order of the Board of Directors,

Joan O. Lenahan, Corporate Secretary

APPENDIX

HUMANA INC.

500 WEST MAIN STREET

27TH FLOOR

LOUISVILLE, KENTUCKY 40202

YOUR VOTE IS IMPORTANT

VOTE BY TELEPHONE OR INTERNET OR MAIL

Humana Inc. encourages you to take advantage of two cost-effective and convenient ways to vote.

You may vote your proxy 24 hours a day, 7 days a week, using either a touch-tone telephone or through the Internet. Your TELEPHONE OR INTERNET VOTE MUST BE RECEIVED BY 11:59 p.m. NEW YORK TIME ON APRIL 25, 2005.

Your telephone or Internet vote authorizes the Proxies named on the proxy card to vote in the same manner as if you marked, signed, and returned your proxy card.

VOTE BY TELEPHONE:	ON A TOUCH-TONE TELEPHONE DIAL 1-800-690-6903 FROM THE U.S. AND CANADA. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY INTERNET:	ACCESS THE INTERNET VOTING SITE AT WWW. PROXYVOTE.COM

Click the “PROXY VOTING” icon — Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

VOTE BY MAIL:	Mark, sign and date your proxy card and return it in the postage-paid envelope. If you mail your proxy card, we must receive it before 10:00 a.m. EDT on Monday, April 25, 2005, the day before the Annual Meeting. PLEASE DO NOT MAIL YOUR PROXY CARD IF YOU ARE VOTING BY TELEPHONE OR THE INTERNET.

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

HUMANA INC.

The Board of Directors recommends a vote FOR the following proposal:

Vote On Directors

1.	The election of (01) David A. Jones, Jr., (02) Frank A. D’Amelio, (03) W. Roy Dunbar, (04) John R. Hall, (05) Kurt J. Hilzinger, (06) Michael B. McCallister, (07) W. Ann Reynolds, Ph.D., as Directors except as indicated to the right.	For All ☐	Withhold All ☐	For All Except ☐

To withhold authority to vote, mark “For All Except” and write the nominee’s number on the line below.

At their discretion, the Proxies are authorized to vote upon any other matters as may come before the Annual Meeting.

Signatures of stockholders should correspond exactly with the names shown on this proxy card. Attorneys, trustees, executors, administrators, guardians and others signing in a representative capacity should designate their full titles. When Shares of Company Common Stock are held by joint tenants, both should sign. If a corporation, please sign in full corporate name by authorized officer. If a partnership, please sign in partnership name by an authorized person.

For comments, please mark the box and note such on the reverse side ☐

HOUSEHOLDING ELECTION –	Please indicate if you consent to receive certain future investor communications in a single package per household.	Yes ☐	No ☐

PLEASE COMPLETE, DATE, SIGN AND RETURN THIS PROXY IN THE ACCOMPANYING ENVELOPE.

Signature [PLEASE SIGN WITHIN BOX] Date	Signature (Joint Owners) Date

[REVERSE SIDE OF CARD]

HUMANA INC.

ANNUAL MEETING OF STOCKHOLDERS

TUESDAY, APRIL 26, 2005

10:00 A.M., EDT

HUMANA BUILDING

25th FLOOR AUDITORIUM

500 WEST MAIN STREET

LOUISVILLE, KENTUCKY 40202

PROXY SOLICITED BY THE BOARD OF DIRECTORS

FOR 2005 ANNUAL MEETING OF STOCKHOLDERS

The undersigned hereby appoints David A. Jones, Jr. and Michael B. McCallister, and each of them, their attorneys and agents, with full power of substitution to vote as Proxy for the undersigned, as herein stated, at the Annual Meeting of Stockholders of Humana Inc. (the Annual Meeting) to be held in the Auditorium on the 25th Floor of the Humana Building, 500 West Main Street, Louisville, Kentucky on Tuesday, the 26th day of April, 2005 at 10:00 a.m., EDT, and at any postponements or adjournments thereof, according to the number of votes the undersigned would be entitled to vote on the proposals as set forth on the reverse side if personally present.

THE SHARES OF COMMON STOCK COVERED BY THIS PROXY WILL BE VOTED AS SPECIFIED. IF NO

SPECIFICATION IS MADE, THE PROXY WILL BE VOTED IN FAVOR OF THE ELECTION OF DIRECTORS.

The undersigned hereby revokes any proxy heretofore given to vote or act with respect to the Annual Meeting.

Comments:

(If you noted any Comments above, please mark corresponding box on the reverse side.)

(SEE REVERSE SIDE TO VOTE)